Exhibit 99.1

Brinks Home Security Reports Results for the Three and Twelve Months Ended December 31, 2019

Dallas-Fort Worth, TX - March 26, 2020 - Monitronics International, Inc. and its subsidiaries (doing business as Brinks Home Security TM), (“Brinks Home Security” or the “Company”) (OTC: SCTY) today announced results for the three and twelve months ended December 31, 2019.

Fourth Quarter Key Highlights:

•	Net revenue of $125.9 million, as compared to $134.4 million in the prior year period

•	Net loss of $22.5 million, as compared to net loss of $376.9 million in the prior year period, which included a one-time $349.1 million loss on goodwill impairment

•	Adjusted EBITDA of $61.9 million, as compared to $76.0 million in the prior year period

•	On February 27, 2020, Jeff Gardner stepped down as President and CEO and William Niles, formerly the Company’s Chief Transformation Officer and General Counsel, was named the Company’s interim CEO

William Niles, Interim Chief Executive Officer of Brinks Home Security commented, “In the fourth quarter, we made significant progress in the development of our go-forward strategic plan with a focus on scaling the business in a cost-effective manner and driving improvements throughout the customer lifecycle. We will continue to take a disciplined approach to cost management with a prudent eye on capital allocation to better position the business for strength over the long term.”

“On behalf of everyone at Brinks Home Security, our thoughts are with the individuals impacted by the COVID-19 outbreak. The health and safety of our employees, customers and dealer partners remain our top priority. We are taking action to prepare and adapt our business in this time of uncertainty, implementing a series of actions to protect the health and well-being of our team members, while continuing to deliver uninterrupted service to our approximately 850,000 customers. I want to thank all our team members for their hard work and commitment to our customers and the organization as we navigate this challenging time together.”

Brinks Home Security will provide additional color regarding its actions to address the COVID-19 outbreak as well as its related impact on its business during its earnings conference call being held at 5:00 pm ET today. Dial in information can be found at the bottom of this release.

Customer & Attrition Data

The Company acquires customers through its direct-to-consumer sales channel (the "Direct to Consumer Channel" or “DTC”), which offers both Do-It-Yourself and professional installation security solutions and through its exclusive authorized dealer network (the "Dealer Channel"), which provides product and installation services, as well as support to customers.

Accounts Acquired

Through its Dealer and DTC Channels, in the three and twelve months ended December 31, 2019, the Company acquired 17,412 and 81,386 subscriber accounts, respectively. This represents a decline of 16.8% and 27.9% in the three- and twelve-month periods, respectively, as compared to the prior year periods. The decline for the twelve month period is principally due to a bulk purchase of 17,800 accounts made in 2018. Further contributing to the declines in both respective periods was a current year reduction in accounts generated in the Company’s DTC Channel largely due to reduced subsidies on customer equipment to manage cash flow and improve credit quality.

Attrition

	Twelve Months Ended December 31,
	2019	2018
Beginning Balance of accounts	921,750	975,996
Accounts Acquired	81,386	112,920
Accounts Cancelled	(150,494)	(162,579)
Cancelled accounts guaranteed by dealer and other adjustments (a)	(4,884)	(4,587)
Ending balance of accounts	847,758	921,750
Monthly weighted average accounts	884,337	950,705
Attrition rate - Unit	17.0%	17.1%
Attrition rate - RMR (b)	17.9%	14.9%

(a)	Includes cancelled accounts that are contractually guaranteed to be refunded from holdback.

(b)
The RMR of cancelled accounts follows the same definition as subscriber unit attrition as noted above. RMR attrition is defined as the RMR of cancelled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

Unit attrition was down slightly for the twelve months ended December 31, 2019 as compared to the prior twelve-month period. The increase in RMR attrition for the twelve months ended December 31, 2019 was primarily attributable to a more aggressive price increase strategy in the prior year.

Presentation of Predecessor and Successor Financial Results

Apart from interest and amortization expense, Brinks Home Security’s operating results and key operating performance measures on a consolidated basis were not materially impacted by the reorganization of the Company in August 2019 and its application of fresh start accounting. The Company believes that certain of its consolidated operating results for the period from January 1, 2019 through August 31, 2019, when combined with its consolidated operating results for the period from September 1, 2019 through December 31, 2019, are comparable to certain operating results from the comparable prior year period. Accordingly, the Company believes that discussing the combined non-GAAP results of operations and cash flows of the Predecessor Company and the Successor Company for the three-month period ended December 31, 2019 is useful when analyzing certain performance measures.

Three Months Ended December 31, 2019 Financial Summary1

	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,
	2019	2018
Net revenue	$125,930	$134,436
Cost of services	28,012	28,132
Selling, general and administrative, including stock-based and long-term incentive compensation	40,754	20,005
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	52,391	50,666
Interest expense	21,505	66,220
Income tax expense (benefit)	500	(15,591)
Net loss	(22,524)	(376,911)
Adjusted EBITDA	61,943	75,968

The Company reported net revenues of $125.9 million, a decline of 6.3% as compared to the prior year period. The decrease is primarily attributable to a decrease in alarm monitoring revenue of $9.4 million due to the lower average number of subscribers in the twelve-month period, along with a decline in average RMR per subscriber due to a changing mix of customers generated through the Direct to Consumer Channel that typically have lower RMR as a result of the elimination of equipment subsidy. The decrease was partially offset by an increase in product, installation, and service revenue as compared to the prior year period.

RMR acquired during the quarter was $0.8 million, as compared to $1.0 million in the prior year period.

Cost of Services was $28.0 million, a decline of 0.4%, driven by lower labor costs due to the year over year decline in customers partially offset by increased costs incurred relating to the Company’s retention initiatives. Subscriber acquisition costs, which include expensed equipment and labor costs associated with the creation of new subscribers in the Company’s DTC channel, decreased 14.0% to $1.9 million.

Selling, General and Administrative costs were $40.8 million, an increase of 103.7% year over year. In the fourth quarter of 2018, the Company received insurance proceeds of $12.5 million relating to a previously disclosed 2017 settlement of class action litigation. No corresponding settlement was received in the fourth quarter of 2019. Also contributing to the increase in SG&A was consulting and other expenses incurred in the current year relating to post emergence implementation of various company initiatives. Subscriber acquisition costs included in SG&A increased 26.4% to $8.5 million.

Net loss totaled $22.5 million as compared to a net loss of $376.9 million in the prior year period. The change in net loss was caused largely by a prior year goodwill impairment recorded of $349.1 million and decreased current year interest expense due to lower outstanding debt balances following the Company’s reorganization and the impact of accelerated amortization of deferred financing costs and debt discount related to the Company’s predecessor debt agreements of $26.1 million recognized in interest expense in the fourth quarter of 2018. These changes were partially offset by certain incremental post emergence expenses relating to the implementation of various company initiatives.

Adjusted EBITDA was $61.9 million, a decline of 18.5%, driven by reductions in net revenue and increased SG&A expense.

1All variances are year-over-year unless otherwise noted.

Twelve Months Ended December 31, 2019 Financial Summary2

		Successor Company	Predecessor Company
	Non-GAAP Combined Twelve Months Ended December 31,	Period from September 1, 2019 through December 31,	Period from January 1, 2019 through August 31,	Twelve Months Ended December 31,
	2019	2019	2019	2018
Net revenue	$504,505	$162,219	$342,286	540,358
Cost of services	112,274	36,988	75,286	128,939
Selling, general and administrative, including stock-based and long-term incentive compensation	132,509	52,144	80,365	118,940
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	200,484	69,693	130,791	211,639
Interest expense	134,060	28,979	105,081	180,770
Income tax expense (benefit)	2,479	704	1,775	(11,552)
Net income (loss)	565,082	(33,331)	598,413	(678,750)
Adjusted EBITDA	266,460	79,087	187,373	289,448

The Company reported net revenues of $504.5 million, a decline of 6.6% as compared to the prior year period. The decrease is primarily attributable to a decrease in alarm monitoring revenue of $31.4 million due to the lower average number of subscribers in the twelve-month period, along with a decline in average RMR per subscriber due to a changing mix of customers generated through the Direct to Consumer Channel that typically have lower RMR as a result of the elimination of equipment subsidy. Monitoring revenue also reflects the negative impact of the previously discussed $5.3 million “Fresh Start” accounting adjustment. Product and installation revenue decreased $6.7 million largely due to the decline in accounts acquired in the DTC Channel in 2019 and a decrease in pre emergence field service jobs associated with contract extensions.

RMR acquired during the twelve-month period was $3.9 million, as compared to $5.3 million in the prior year period.

Cost of Services was $112.3 million, a decline of 12.9%, driven by lower labor costs due to the year over year decline in customers as well as other pre-emergence cost saving measures. Subscriber acquisition costs, which include expensed equipment and labor costs associated with the creation of new subscribers, decreased 39.0% to $9.0 million.

Selling, General and Administrative costs were $132.5 million, an 11.4% increase, primarily attributable to increased consulting and other expenses incurred in the current year relating to post emergence implementation of various company initiatives and increased duplicative labor costs due to the outsourcing of a customer care call center for a portion of 2019. Also contributing to the increase in SG&A was a previously disclosed $4.8 million insurance settlement received by the Company in April 2019 as compared to an aggregate settlement of $12.5 million received in 2018. These impacts were partially offset by decreases in rebranding and severance expenses. Subscriber acquisition costs included in SG&A decreased 11.5% to $29.3 million.
Net income increased to $565.1 million, as compared to a net loss of $678.8 million in the prior year period. In 2019, the Company realized a one-time $669.7 million gain on restructuring and reorganization related to the conversion of debt to equity and discounted cash settlement of the Predecessor Company's high yield senior notes in accordance with the Company's bankruptcy Plan. This gain was offset by net loss generated from normal operations. The net loss for the twelve months ended December 31, 2018 was caused largely by the goodwill impairment of $563.5 million and net losses generated from normal operations.

2All variances are year-over-year unless otherwise noted.

Adjusted EBITDA was $266.5 million, down $23.0 million or 7.9%, driven by a reduction in net revenue, partially offset by improvements in cost of services and subscriber acquisition costs. Excluding the impact of the previously discussed “Fresh Start” fair value adjustment to deferred revenue, Adjusted EBITDA decreased 6.1%.

Liquidity

As of December 31, 2019, excluding a minimum liquidity requirement of $25 million under the terms of the Company’s credit agreements, the Company had total short-term liquidity of $142.8 million to fund working capital and continuing operations. This includes $14.8 million of cash and cash equivalents and $128.0 million of remaining borrowing capacity under the $145.0 million Successor Revolving Credit Facility.

The Company’s existing long-term debt at December 31, 2019 includes an aggregate principal balance of $986.4 million under its Successor Takeback Loan Facility, Successor Term Loan Facility and the Successor Revolving Credit Facility.

Conference Call

Brinks Home Security will host a conference call on Thursday, March 26, 2020 at 5:00 pm ET. To access the call please dial (833) 712-2984 from the United States, or (602) 563-8728 from outside the U.S. The conference call I.D. number is 1865698. Participants should dial in 5 to 10 minutes before the scheduled time.

A replay of the call can be accessed through April 2, 2020 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 1865698.

This call will also be available as a live webcast, which can be accessed at Brinks Home Security’s Investor Relations Website at https://ir.brinkshome.com/.

About Brinks Home Security

Brinks Home Security (OTC: SCTY) is one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas-Fort Worth area, Brinks Home Security secures approximately 848,000 residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The Company has the nation’s largest network of independent authorized dealers - providing products and support to customers in the U.S., Canada and Puerto Rico - as well as direct-to-consumer sales of DIY and professionally installed products.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential and expansion, the success of new products and services, the launch of Brinks Home Security's consumer financing solution; the anticipated benefits of the Brinks Home Security’s rebranding; customer retention; account creation and related cost; anticipated account generation; future financial performance; debt refinancing; recovery of insurance proceeds and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to us, our ability to capitalize on acquisition opportunities, general market and economic conditions, including global economic concerns due to the COVID-19 outbreak, and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Monitronics International, Inc., including the most recent Forms 10-K and 10-Q for additional information about us and about the risks and uncertainties related to our business which may affect the statements made in this press release.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
Amounts in thousands, except share amounts

	Successor Company	Predecessor Company
	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$14,763	$2,188
Restricted cash	238	189
Trade receivables, net of allowance for doubtful accounts of $3,828 in 2019 and $3,759 in 2018	12,083	13,121
Prepaid and other current assets	25,195	28,178
Total current assets	52,279	43,676
Property and equipment, net of accumulated depreciation of $3,777 in 2019 and $40,531 in 2018	42,096	36,539
Subscriber accounts and deferred contract acquisition costs, net of accumulated amortization of $61,771 in 2019 and $1,621,242 in 2018	1,064,311	1,195,463
Dealer network and other intangible assets, net of accumulated amortization of $7,922 in 2019 and $0 in 2018	136,778	—
Goodwill	81,943	—
Deferred income tax asset, net	684	783
Operating lease right-of-use asset	19,277	—
Other assets	21,944	29,307
Total assets	$1,419,312	$1,305,768
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$16,869	$12,099
Other accrued liabilities	24,954	31,085
Deferred revenue	12,008	13,060
Holdback liability	8,191	11,513
Current portion of long-term debt	8,225	1,816,450
Total current liabilities	70,247	1,884,207
Non-current liabilities:
Long-term debt	978,219	—
Long-term holdback liability	2,183	1,770
Derivative financial instruments	—	6,039
Operating lease liabilities	16,195	—
Other liabilities	6,390	2,727
Total liabilities	1,073,234	1,894,743
Commitments and contingencies
Stockholders' equity (deficit):
Predecessor common stock, $.01 par value. 1,000 shares authorized, issued and outstanding at December 31, 2018	—	—
Predecessor additional paid-in capital	—	439,711
Predecessor accumulated deficit	—	(1,036,294)
Predecessor accumulated other comprehensive income, net	—	7,608
Successor preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Successor common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 22,500,000 shares at December 31, 2019	225	—
Successor additional paid-in capital	379,175	—
Successor accumulated deficit	(33,331)	—
Successor accumulated other comprehensive income, net	9	—
Total stockholders' equity (deficit)	346,078	(588,975)
Total liabilities and stockholders' equity (deficit)	$1,419,312	$1,305,768

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except shares and per share amounts

	Successor Company	Predecessor Company
	Period from September 1, 2019 through December 31, 2019	Period from January 1, 2019 through August 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Net revenue	$162,219	$342,286	$540,358	$553,455
Operating expenses:
Cost of services	36,988	75,286	128,939	119,193
Selling, general and administrative, including stock-based and long-term incentive compensation	52,144	80,365	118,940	155,902
Radio conversion costs	3,265	931	—	450
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	69,693	130,791	211,639	236,788
Depreciation	3,777	7,348	11,434	8,818
Loss on goodwill impairment	—	—	563,549	—
	165,867	294,721	1,034,501	521,151
Operating (loss) income	(3,648)	47,565	(494,143)	32,304
Other (income) expense:
Gain on restructuring and reorganization, net	—	(669,722)	—	—
Interest expense	28,979	105,081	180,770	145,492
Realized and unrealized loss, net on derivative financial instruments	—	6,804	3,151	—
Refinancing expense	—	5,214	12,238	—
	28,979	(552,623)	196,159	145,492
(Loss) income before income taxes	(32,627)	600,188	(690,302)	(113,188)
Income tax expense (benefit)	704	1,775	(11,552)	(1,893)
Net (loss) income	(33,331)	598,413	(678,750)	(111,295)
Other comprehensive (loss) income:
Unrealized gain (loss) on derivative contracts, net	9	(940)	14,378	1,582
Total other comprehensive income (loss), net of tax	9	(940)	14,378	1,582
Comprehensive (loss) income	$(33,322)	$597,473	$(664,372)	$(109,713)

Basic and diluted income per share:
Net loss	$(1.48)	$—	$—	$—

Weighted average Common shares - basic and diluted	22,500,000	—	—	—
Total issued and outstanding Common shares at period end	22,500,000	—	—	—

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and "Adjusted EBITDA." Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or non-recurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of our business. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which our covenants are calculated under the agreements governing our debt obligations. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles in the United States ("GAAP"), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs. It is, however, a measurement that we believe is useful to investors in analyzing our operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Monitronics should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Net loss to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,
	2019	2018
Net loss	$(22,524)	$(376,911)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	52,391	50,666
Depreciation	2,852	3,074
Radio conversion costs	2,440	—
Stock-based compensation	—	(329)
Long-term incentive compensation	117	—
LiveWatch acquisition contingent bonus charges	—	63
Legal settlement reserve (related insurance recovery)	—	(12,500)
Severance expense (a)	—	1,059
Rebranding marketing program	—	1,055
Integration / implementation of company initiatives	6,548	321
Gain on revaluation of acquisition dealer liabilities	(1,886)	—
Loss on goodwill impairment	—	349,149
Interest expense	21,505	66,220
Unrealized loss on derivative financial instruments	—	3,151
Refinancing expense	—	6,541
Income tax expense (benefit)	500	(15,591)
Adjusted EBITDA	$61,943	$75,968

Expensed Subscriber acquisition costs, net
Gross subscriber acquisition costs	$10,423	$8,951
Revenue associated with subscriber acquisition costs	(1,748)	(1,189)
Expensed Subscriber acquisition costs, net	$8,675	$7,762

(a)	Severance expense for the three months ended December 31, 2018 related to a reduction in headcount event.

The following table provides a reconciliation of Net income (loss) to total Adjusted EBITDA for the periods indicated (amounts in thousands):

		Successor Company	Predecessor Company
	Non-GAAP Combined Year Ended December 31, 2019	Period from September 1, 2019 through December 31, 2019	Period from January 1, 2019 through August 31, 2019	Year Ended December 31, 2018
Net income (loss)	$565,082	$(33,331)	$598,413	$(678,750)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	200,484	69,693	130,791	211,639
Depreciation	11,125	3,777	7,348	11,434
Radio conversion costs	4,196	3,265	931	—
Stock-based compensation	42	—	42	474
Long-term incentive compensation	774	184	590	—
LiveWatch acquisition contingent bonus charges	63	—	63	250
Legal settlement reserve (related insurance recovery)	(4,800)	—	(4,800)	(12,500)
Severance expense (a)	—	—	—	1,059
Rebranding marketing program	—	—	—	7,410
Integration / implementation of company initiatives	12,545	7,702	4,843	516
Gain on revaluation of acquisition dealer liabilities	(1,886)	(1,886)	—	(240)
Loss on goodwill impairment	—	—	—	563,549
Gain on restructuring and reorganization, net	(669,722)	—	(669,722)	—
Interest expense	134,060	28,979	105,081	180,770
Realized and unrealized (gain) loss, net on derivative financial instruments	6,804	—	6,804	3,151
Refinancing expense	5,214	—	5,214	12,238
Income tax expense (benefit)	2,479	704	1,775	(11,552)
Adjusted EBITDA	$266,460	$79,087	$187,373	$289,448

Expensed Subscriber acquisition costs, net
Gross subscriber acquisition costs	$38,325	$13,381	$24,944	$47,874
Revenue associated with subscriber acquisition costs	(7,769)	(2,282)	(5,487)	(4,678)
Expensed Subscriber acquisition costs, net	$30,556	$11,099	$19,457	$43,196

(a)	Severance expense for the year ended December 31, 2018 related to a reduction in headcount event.